Exhibit 99.1

Paramount gold STRENGTHENS ITS BOARD OF DIRECTORS WITH THE APPOINTMENT OF SAMANTHA ESPLEY

Winnemucca, Nevada – July 5, 2022 - Paramount Gold Nevada Corp. (NYSE American: PZG) (“Paramount” or the “Company”) announced today that Samantha Espley, P.Eng. has been appointed to its Board of Directors (“Board”) as an independent director.

Ms. Espley is a highly experienced mining engineer with over 30 years of industry experience, currently as a senior executive advisor for Stantec Engineering (Leading Mining Transformation) and recently as a corporate director with Vale, the world’s largest nickel and iron ore producer. Her global experience includes managing operations, geology, and engineering with many industry leaders including Inco, Falconbridge, Dome, Denison-Potacan and Noranda. Ms. Espley is the former President of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), and has remained active in several roles on the Board of Directors of the CIM.

Paramount Chairman, Rudi Fronk, commented on the appointment: “Samantha is joining our board at a critical time as we approach permitting approval for our underground Grassy Mountain gold mine. Her immense experience in building and managing underground mining operations will be an invaluable asset to the Company and strengthens our board significantly as we make the transition to a producer.”

Ms. Espley, a fellow with the Canadian Academy of Engineering, is a professional engineer with a degree from the University of Toronto and a Masters of Applied Science & Engineering, which she received from Laurentian University.

Her professional accolades include the Governor General’s Gold Medal, CIM Distinguished Service Medal and the Women in Mining Trailblazers Award.

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About Paramount Gold Nevada Corp.

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount holds a 100% interest in four gold projects: Grassy Mountain, Frost, Sleeper and Bald Peak.

The Grassy Mountain Gold Project consists of approximately 8,200 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain Gold Project contains a gold-silver deposit (100% located on private land) for which results of a positive Feasibility Study have been released and key permitting milestones accomplished.

Frost is comprised of 84 unpatented lode claims covering approximately 1,730 acres located 12 miles southwest of the Company’s proposed high-grade, underground Grassy Mountain gold mine in Malheur County, Oregon (“Grassy”).

The Sleeper Gold Project is located in Northern Nevada, the world’s premier mining jurisdiction. The Sleeper Gold Project, including the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares). The Sleeper gold project is host to a large gold deposit (over 4 million ounces of mineralized material) and the Company has completed and released a positive Preliminary Economic Assessment. With higher gold prices, Paramount has begun work to update and improve the economics of the Sleeper project.

The newly acquired Bald Peak Project in Nevada, consists of approximately 2,260 acres.

Paramount Gold Nevada Corp.
Rachel Goldman, Chief Executive Officer

Christos Theodossiou, Director of Corporate Communications
844-488-2233

Twitter: @ParamountNV